Exhibit 3.1
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
RUSH STREET INTERACTIVE, INC.
Rush Street Interactive, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.Name of the Corporation: The name of the Corporation is Rush Street Interactive, Inc.
2.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation filed with the Secretary of State on December 29, 2020 (the “Certificate of Incorporation”).
3.Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment was duly adopted by the Board of Directors and stockholders of the Corporation.
4.Article VI, Section 6.3 of the Certificate of Incorporation, is hereby amended and restated in its entirety as follows:
“Section 6.3    Resignation, Disqualification, and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Without limiting the rights of any party pursuant to the Investor Rights Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided that any director who is or becomes an Unsuitable Person pursuant to the terms of Article XIV, shall resign from office within 5 business days after becoming an Unsuitable Person and, if such director does not resign by the end of such period, such director shall be automatically removed from office without any further action needed by the Company, the Board or the stockholders of the Company; provided further that, solely for the avoidance of doubt, this removal requirement is in addition to (and not in lieu) of any right of the stockholders of the Company to remove such director. In the event of a dispute as to whether a director is or has become an Unsuitable Person, the Board’s good-faith determination that such director is an Unsuitable Person shall resolve the dispute. Without limiting the rights of any party pursuant to the Investor Rights Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.2.”
5.Article VIII, Section 8.1 of the Certificate of Incorporation, is hereby amended and restated in its entirety as follows:

    “Section 8.1    Limited Liability of Directors and Officers. To the fullest extent permitted by law, no director or officer of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, as applicable, of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing prior to such amendment or repeal.”
6.All other provisions of the Certificate of Incorporation shall remain in full force and effect.
7.This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned authorized person, this 5th day of June, 2026

/s/ Kyle Sauers
Name: Kyle Sauers Title: President and Chief Financial Officer

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